Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
 This SEPARATION AND RELEASE AGREEMENT (this "Agreement") is entered into as of the first date on the signature page hereto, by and between Healthways, Inc. (the "Company") and Ben R. Leedle, Jr. ("Executive") (together, the "Parties").
RECITALS
WHEREAS, Executive is employed by the Company pursuant to the terms of the Amended and Restated Employment Agreement between the Company and Executive, dated December 21, 2012 (the "Employment Agreement"), and
 WHEREAS, the Company and Executive have agreed to terminate Executive's employment pursuant to the Employment Agreement by the mutual written agreement of the Company and Executive.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.            EXECUTIVE'S SEPARATION. Executive's employment with the Company and any subsidiaries and affiliates shall terminate on May 15, 2015 (the "Separation Date").  As of the Separation Date, Executive shall resign from and no longer be a member of the Board of Directors (the "Board") of the Company or an employee, officer, director and/or manager (or any equivalent position) of the Company or any subsidiary or affiliates thereof, and Executive agrees he shall execute all documents necessary to effect such resignations.  The Parties hereby agree that, for purposes of the Employment Agreement, Executive's termination of employment will be treated as a termination by the Company without Cause (as defined in the Employment Agreement).

2.            SEPARATION PAYMENTS AND BENEFITS. In full and final satisfaction of any and all amounts and benefits due or which could become due to Executive pursuant to the Employment Agreement (other than the consideration set forth in Section 3 of this Agreement), any employee benefit or incentive plans or agreements in which Executive participates or is a party (including, without limitation, (i) the Company's Amended and Restated Corporate and Subsidiary Capital Accumulation Plan (the "CAP"), (ii) any of the Company's equity incentive or stock option plans and (iii) all cash, equity and equity-based award agreements between the Company and Executive (each agreement listed in clause (iii), an "Award Agreement" and, collectively, the "Award Agreements")) or otherwise and regardless of whether Executive signs the Release of Claims attached as Exhibit A hereto (the "Release"), it is agreed as follows:

a.            Executive will receive from the Company (i) a lump sum cash payment equal to any accrued yet unpaid Base Salary (as defined in the Employment Agreement) through the Separation Date and (ii) any group medical and life insurance benefits accrued through the Separation Date, in each case, payable within 30 days following the Separation Date;

b.            Executive will receive from the Company a pro-rated portion, based upon the number of days during which Executive was employed during the 2015 fiscal year (including the Separation Date), of any payments to which Executive would otherwise be entitled pursuant to the Company's 2015 short-term cash incentive program (as if Executive's employment had continued through the payment date under the Company's 2015 short-term cash incentive program), which amount, if any, shall be determined after the end of the 2015 and paid in accordance with the terms of the Company's 2015 short-term cash incentive program.

c.            Executive will receive from the Company an amount equal to $1,424,800 payable to Executive in consecutive equal installments periodically at the regular payroll dates commencing as of the Separation Date and continuing for 24 months following the Separation Date (such time period, the "Salary and Benefits Continuation Period").

d.            The Company shall provide Executive with a continuation of group medical benefits currently provided by the Company during the Salary and Benefits Continuation Period.

e.            Executive will receive from the Company the portion of the Cash Payment (as defined in the applicable Award Agreement) pursuant to the 2013 performance cash award that is earned by Executive as result of the Company's performance relative to the applicable Performance Metric (as defined in the applicable Award Agreement) during the 2015 Performance Cycle (as defined in the applicable Award Agreement), which amount, if any, shall be determined after the end of the 2015 Performance Cycle and paid to Executive between January 1 and March 31, 2016 in accordance with the terms of the applicable award agreement for the 2013 performance cash award to Executive.  For the avoidance of doubt, Executive acknowledges and agrees that the portions of the Cash Payment pursuant to the 2013 performance cash award that were eligible to be earned by Executive with respect to the Company's performance during the 2013 and 2014 Performance Cycle are hereby forfeited, and Executive shall have no further rights with respect to such portions of the Cash Payment.

f.            All amounts contributed by the Company to the CAP for the benefit of Executive shall vest as of the Separation Date, and following such vesting, Executive's CAP balance will be paid to Executive in accordance with the terms of the CAP, including any elections Executive has made thereunder.

g.            All time-based restricted stock units ("RSUs") held by Executive that are unvested as of the Separation Date shall immediately vest. Following such vesting, the RSUs shall be settled in shares of the Company's common stock ("Common Stock"), net of any amounts necessary for the Company's satisfaction of any tax withholding obligations required by law.

h.            All performance share units ("PSUs") that may be earned as of the End of the Performance Period (as defined in the applicable Award Agreement) but that have not yet vested as of the Separation Date shall not be forfeited but shall be settled in shares of Common Stock on the same schedule as provided for in the applicable Award Agreement as if Executive had continued employment through the Vesting Date (as defined in the applicable Award Agreement) and based on actual performance of the Company as determined in accordance with the terms of the applicable Award Agreement. Following such vesting, any shares of Common Stock to be delivered upon settlement of the PSUs shall be delivered in accordance with the terms of the applicable Award Agreement and net of any amounts necessary for the Company's satisfaction of any tax withholding obligations required by law.

i.            All options to purchase shares of Common Stock ("Options") held by Executive that are unexercisable as of the Separation Date shall immediately become exercisable, and following such time, the exercise of any Option shall be subject to the terms of the applicable Award Agreement and applicable Company stock incentive plan governing the exercise of such Options, including, without limitation, the temporal limits on exercise; provided, however, that this Section 2(i) shall not apply to the Performance Award Options (as defined below).

j.              Options granted to Executive on November 3, 2011 and February 21, 2012, in each case having an exercise price of $9.96 per share (collectively, the "Performance Award Options")) held by Executive that are unexercisable as of the Separation Date shall immediately become exercisable.  Executive hereby elects to execute a net exercise (net of the applicable exercise price of such Performance Award Options and applicable tax withholding) with respect to 434,436 Performance Award Options (the shares of Common Stock delivered upon such net exercise, the "Residual Shares"). The Company hereby agrees to repurchase from Executive and Executive hereby agrees to sell to the Company all of the Residual Shares at a price per share equal to the closing price of the Common Stock as reported by the NASDAQ Global Select Market on the Separation Date.

k.            The Company shall pay or reimburse Executive for his legal fees and expenses incurred with respect to his separation, this Agreement, the Tolling Agreement, and if required, enforcement of the provisions of this Agreement or the Tolling Agreement.

3.            RELEASE CONSIDERATION. In accordance with Section VI.E.2. of the Employment Agreement, the Company will provide Executive, conditioned upon (i) Executive's execution and return to the Company of the Release no earlier than the Separation Date and no later than 60 days following the Separation Date and (ii) Executive's not revoking, or attempting to revoke, the Release prior to the "Effective Date" (as defined in the Release), with a severance payment in the amount $356,200, minus all applicable tax withholdings required by law, payable periodically at regular payroll intervals beginning on the first payroll date following the end of the Salary and Benefits Continuation Period and continuing for a period of six months following the first payment date contemplated by this Section 3.  Executive acknowledges and agrees that under the terms of this Agreement, and in accordance with the Employment Agreement, he is receiving consideration beyond that which he would otherwise be entitled to and which, but for the mutual covenants set forth in this Agreement, the Company would not otherwise be obligated to provide.

4.            NO OTHER PAYMENTS OR BENEFITS.  Except for the payments and benefits provided for in Section 2 and Section 3 of this Agreement, any 401(k) plan or other vested benefits due to Executive pursuant to the terms and conditions of any employee benefit plan in which Employee was a participant on or prior to the Separation Date (but not including the Award Agreements and the CAP) and any benefits that are due or may become due to Executive under any health or welfare plan of the Company in which Employee was a participant on or prior to the Separation Date, Executive acknowledges and agrees that he is entitled to no other compensation, payments or benefits from the Company and/or its subsidiaries and affiliates of any kind or nature whatsoever, including, without limitation, pursuant to the Employment Agreement, the Award Agreements or the CAP, and/or for salary, severance pay, medical benefits, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, medical benefits, paid or unpaid leave, vesting of cash, equity or equity-based awards or any other allowance, payment, grant, award or benefit of any nature or description.

5.            TAX WITHHOLDING. The Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes and Executive shall be responsible for all taxes on amounts received under or related to this Separation Agreement.

6.            REPRESENTATIONS.  Executive and the Company make the following representations, each of which is an important consideration to the other party's willingness to enter into this Agreement:

a.            Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement.  Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

b.            Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts and that he was neither fraudulently induced nor coerced to enter into this Agreement.

c.            Each of the Parties represents and warrants to the other that such Party has the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

7.            CONTINUING OBLIGATIONS.  Executive agrees that he will abide by the terms of Section IX of the Employment Agreement for a period of 18 months following the Separation Date.

8.            TAX MATTERS; SECTION 409A. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986 (the "Code"), as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts.  Executive may not, directly or indirectly, designate the calendar year of any payment due hereunder.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.  If, as of the Separation Date, Executive is a "specified employee" as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his "separation from service" (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of Executive's separation from service and instead shall be paid or provided on the first business day that is at least seven months following the date of Executive's separation from service, except to the extent that, in the Company's reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Section 409A.  Further, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9.            RETURN OF COMPANY PROPERTY. Upon the Separation Date, Executive shall return to the Company all files, records, credit cards, keys, equipment and all other Company property or documents maintained by Executive for the Company's use or benefit.

10.            EXTENSION OF TOLLING AGREEMENT.  The Forbearance Period in the Tolling Agreement between Executive and the Company effective as of October 28, 2014 shall be, and hereby is, amended and extended until the earlier of the (i) the date on which any judgment or order of dismissal in the purported derivative case styled Pfeiffer v. Leedle, C.A. No 7831-VCP, pending in Delaware Court of Chancery (the "Pfeiffer Case") becomes a final order not subject to further appeal, and (ii) the date of termination as set forth in a written document delivered by either Party, which termination date shall be at least 30 days after such written notice of termination is provided to the other Party.  All other terms of the Tolling Agreement shall remain in full force and effect.

11.            COVENANTS. With respect to the Pfeiffer Case, the Company hereby covenants that the Company shall use commercially reasonable efforts to obtain a ruling in the Pfeiffer Case that the Performance Award Options are valid; provided, however, that nothing in this Agreement, including this Section 11, shall be construed as preventing the Company from entering into a good faith settlement of the Pfeiffer Case, and provided, further, that Executive shall have no personal liability with respect to any such settlement of the Pfeiffer case effected without Executive's consent, which shall not be unreasonably withheld, conditioned or delayed.

12.            GOVERNING LAW.  This Agreement, its Exhibit A, and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without reference to its choice of law rules, except as preempted by federal law.

13.            SUCCESSORS AND ASSIGNS.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

14.            AMENDMENTS.  This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.

15.            INTERPRETATION.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Each of the Parties has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is draft by both Parties, and no presumption or burden of proof share arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

16.            COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile and .pdf signatures will suffice as original signatures.

17.             NOTICES.  All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

Attn: General Counsel
Healthways, Inc.
701 Cool Springs Blvd.
Franklin, TN 37067

If to Executive:

Ben R. Leedle, Jr.
#### ####### #####
#########, ## #####

18.            ENTIRE AGREEMENT.  This Agreement and its Exhibit A, together with any other obligations specifically preserved herein, including, without limitation, Section IX of the Employment Agreement and the specific terms of the Award Agreements and Tolling Agreement referenced herein, sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.

19.            SEVERABILITY.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision; provided, however, that if the Release becomes or is so declared to be illegal, unenforceable or void, the Company shall be relieved of its obligation to provide any of the consideration set forth in Section 3 of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed as of the dates set forth below.

COMPANY HEALTHWAYS, INC.		EXECUTIVE

By:	/s/ Mary Flipse	/s/ Ben R. Leedle, Jr.
Name:	Mary Flipse	Ben R. Leedle, Jr.
Title:	General Counsel

Date:	May 15, 2015	Date:	May 15, 2015

Exhibit A
RELEASE OF CLAIMS
 In exchange for the consideration described in Section 3 of the Separation and Release Agreement (the "Separation Agreement") by and between Healthways, Inc. (the "Company") and Ben R. Leedle, Jr. ("Executive") (together, the "Parties") and in accordance with the terms of the Employment Agreement (as defined in the Separation Agreement), Executive hereby agrees as follows:
1.
Subject to Section 3 hereof, Executive hereby forever releases and discharges the Company, and each of its predecessors, assigns, former and current employees, representatives, agents,  partners, owners,  parent companies, subsidiaries, affiliates, successors, including any and all persons acting with any of them (collectively "Released Parties" or individually "Released Party"), from any claims or causes of action, known or unknown ("Claims"), which Executive had, now has or claims to have, or may hereafter claim to have against any of the Released Parties.  Such Claims include those under any local, state or federal law, Executive Order, or at common law including, but not limited to, for wrongful termination, breach of an express or implied contract (including, without limitation, the Employment Agreement), breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination (including harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability and loss of future earnings), and any claims pursuant to any Tennessee state law, and all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Immigration Reform Control Act, the Genetic Information Non-Discrimination Act, and the Equal Pay Act, as well as all federal and state executive orders including Executive Order 11246 and all claims under other applicable federal, state and local codes, laws, regulations or ordinances concerning his employment with the Company or the termination thereof. This Release further specifically encompasses all claims related to compensation, benefits, incentive packages and/or any other form of compensation Executive may or may not have received during his employment.

2.
In compliance with the Older Worker Benefit Protection Act, Executive acknowledges that he is specifically waiving any claims under the federal Age Discrimination in Employment Act of 1967, as amended.

3.
Notwithstanding the foregoing, Executive does not waive, release or otherwise discharge (i) any Claim by Executive against the Company arising from or related to the Pfeiffer Case or the issuance or validity of the Performance Award Options (as defined in the Separation Agreement) or for indemnification or contribution with respect to any third party claim asserted against Executive arising out of or relating to the issuance by the Company to Executive of the Performance Award Options, (ii) any rights to indemnification Executive may have under the Company's certificate of incorporation or bylaws, in each case as currently in effect and as may be in effect from time to time, including any rights Executive may have under directors' and officers' insurance policies and rights or claims of contribution or advancement of expenses, or (iii) any Claim based on Executive's rights under the Separation Agreement.

4.
Executive represents and agrees that he is fully aware of his rights and has been advised in this writing and otherwise to discuss any and all aspects of the Separation Agreement and this Release with his attorney or counselor of his choice, that he has carefully read and fully understands all of the provisions of the Separation Agreement and that before the execution of this Agreement he has been provided a period of twenty-one (21) days within which to consider each and every provision of the Separation Agreement and this Release in consultation with counsel of his choosing.  Executive acknowledges and agrees that he knowingly and voluntarily entered into the Separation Agreement and this Release with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into the Separation Agreement or this Release.

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5.
Executive further understands that even after signing this Release, he shall have a period of seven (7) days to reconsider and change his mind and revoke this Release.  This Release shall become effective and binding only on the 8th calendar day after he has signed this Release and only in the absence of an effective waiver (the "Effective Date").

6.
Executive represents that, he has not filed any other complaint(s), charge(s) or Lawsuit(s) against the Company or any other Released Party with the United States Equal Employment Opportunity Commission (the "EEOC") or with any other local, state or federal agency or court.  This Agreement will not affect Executive's right to hereafter file a charge with the EEOC relating to matters outside the scope of this Agreement or to participate in an investigation or proceeding conducted by the EEOC; however, while this Agreement shall not act to prevent Executive from filing a charge of discrimination with or participating in an investigation or proceeding conducted by the EEOC, by signing this Agreement, Executive waives his right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other state or local agency on his behalf under any federal, state, or local anti-discrimination law against the Company or any other Released Party for any event which occurred as of the date of hereof, except where prohibited by law.  Executive further agrees that if any state or federal agency or court assumes jurisdiction of any complaint(s), charge(s) or lawsuit(s) against the Company or any other Released Party on behalf of Executive, Executive will request such agency or court withdraw from the matter, and Executive will refuse any benefits derived therefrom and hereby waives his right to recover any damages or other relief with respect thereto.

ACCEPTED AND AGREED,
as of the date set forth below:

Ben R. Leedle, Jr.

Date:

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